EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF

2015 SERIES B CONVERTIBLE PREFERRED STOCK

OF

DOT VN, INC.

We, the undersigned officers of Dot VN, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 151 and Section 103 of the General Corporation Law of the State of Delaware ("GCLD"), do hereby state and certify that pursuant to the authority vested in the Board of Directors of the Corporation (the "BOD") by the Amended and Restated Certificate of Incorporation, the BOD on July 1, 2015, duly adopted the resolution creating a series of four million two hundred thousand (4,200,000) shares of preferred stock designated the 2015 Series B Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the BOD of the Corporation in accordance with provisions of the Amended and Restated Articles of Incorporation, a series of preferred stock of the Corporation be and it hereby is created, and that the designation and thereof and voting powers, preferences and relative, participating, optional, and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

ARTICLE 1

Designation and Amount

This series of Preferred Stock shall consist of four million two hundred thousand (4,200,000) shares of preferred stock designated the 2015 Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The stated value of the Series B Preferred Stock shall be $1.00 per share, or $4,200,000.00 as to all shares of the Series B Preferred Stock (the "Stated Value").

ARTICLE 2

Rank

Except for the $4,200,000.00 total Stated Value payable on any liquidation or dissolution of the Corporation, the Series B Preferred Stock shall be junior to any other shares of Preferred Stock that may subsequently be authorized by the Board of Directors and shall rank in parity with the Common Stock of the Corporation.

ARTICLE 3

Dividends

The Series B Preferred Stock shall not pay any dividend.

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ARTICLE 4

Liquidation Preference

In the event that:

(a) The Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event; or

(b) The Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of Common Stock of the Corporation, until the holders of shares of Series B Preferred Stock ("Holders") shall have received the $4,200,000.00 Stated Value with respect to all four million two hundred thousand (4,200,000) shares of Series B Preferred Stock.

ARTICLE 5

Conversion of Series B Preferred Stock

Section 5.1 Optional Conversion; Conversion Rate

At the option of the Holder, each share of Series B Preferred Stock may be converted, at any time and from time to time on or after issuance, into that number of shares of the Corporation's Common Stock equal to the number of shares of Series B Preferred Stock converted times 20 (hereinafter referred to as the "Conversion Rate").

Section 5.2 Automatic Conversion

(a) Upon the vote of a majority of the BOD (the "Automatic Conversion Date"), all, and not less than all, of the then issued and outstanding shares of Series B Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder(s), be converted into shares of Common Stock at the Conversion Rate described above.

(b) Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the Holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation. Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

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Section 5.3 Exercise of Conversion Privilege

(a) The conversion of the shares of Series B Preferred Stock in accordance with Section 5.1 above may be exercised, in whole or in part, by the Holder by faxing an executed and completed conversion notice in the form attached hereto as Annex I ("Conversion Notice") to the Corporation. Each date on which a Conversion Notice is faxed to the Corporation in accordance with the provisions of this Section 5.3 shall constitute a "Conversion Date". The Corporation shall convert the Series B Preferred Stock and issue the appropriate number of shares of Common Stock to be issued in connection with such optional conversion, and all voting and other rights associated with the beneficial ownership of the Common Stock issued at conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the Persons who are to become the holders of the Common Stock issuable in connection with such conversion. The Holder shall deliver the share of Series B Preferred Stock to the Corporation by express courier within five Business Days following the Conversion Date. Upon surrender for conversion, the Series B Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five Business Days after the Corporation's receipt of such Conversion Notice and receipt of the Series B Preferred Stock certificate(s) representing the shares to be converted, whichever is last, the Corporation shall (i) issue the Common Stock issuable at conversion in accordance with the provisions of this Article 5, and (ii) cause to be mailed for delivery to the Holder (x) a certificate or certificate(s) representing the number of shares of Common Stock to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 5.4, in respect of any fraction of a share of Common Stock issuable at conversion and (z) if the Corporation chooses to pay accrued and unpaid dividends in cash, cash in the amount of accrued and unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates so long as the Series B Preferred Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Series B Preferred Stock, as such, shall cease and the Person or Persons in whose name or names the Common Stock shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Common Stock shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of shares of Common Stock which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 5.4), to surrender the Series B Preferred Stock and to release the Corporation from all liability thereon other than the obligation to deliver the certificates representing the Common Shares and pay cash in lieu of fractional shares as set forth in this Section 5.3. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

(b) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C. § 101 et seq. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the Holder's conversion privilege. The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the conversion of the Series B Preferred Stock. The Corporation agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. § 362.

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(c) All shares of Series B Preferred Stock shall be converted into shares of Common Stock as provided in Section 5.2 of this Article 5, with an effective date of such conversion being on the Automatic Conversion Date, and the record date for the issuance of such Common Stock shall be such Automatic Conversion Date.

Section 5.4 Fractional Shares

No fractional shares of Common Stock or script representing fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by the closing bid price of the Common Shares on the last trading day before the Conversion Date.

Section 5.5 Adjustments to Conversion Rate

If, prior to the date on which all shares of Series B Preferred Stock are converted, the Corporation shall (i) pay a dividend in shares of Common Stock or Options of Convertible Securities or make a distribution in shares of Common Stock or Options of Convertible Securities, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Rate in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series B Preferred Stock immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive, upon the conversion of such shares of Series B Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Series B Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this Section 5.5 shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current earnings) on shares of Common Stock shall be made.

In each case of an adjustment of the Conversion Rate for the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered Holder of Series B Preferred Stock at the Holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

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ARTICLE 6

Voting Rights

Section 6.1 General Voting Rights

Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall be voted equally with the shares of Common Stock and not as a separate class, at any annual or special meeting of the stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Holder of shares of Series B Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Series B Preferred Stock held by Holder times 100.

Section 6.2 Notice

The Corporation shall provide each Holder of Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of all proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed liquidation, dissolution, winding up or otherwise of the Corporation, the Corporation shall mail a notice thereof to each Holder at least 30 days prior to the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, together with a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

Section 6.3 Separate Class Voting Rights

To the extent that under the GCLD the vote of the Holders of the Series B Preferred Stock, voting separately as a class, is applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series B Preferred Stock (except as otherwise may be required under the GCLD) shall constitute the approval of such action by the class.

ARTICLE 7

Miscellaneous

Section 7.1 Loss, Theft, Destruction of Preferred Stock

Upon receipt of evidence satisfactory to the Corporation, or its designated agent, of the loss, theft, destruction or mutilation of shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series B Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series B Preferred Stock, new shares of Series B Preferred Stock of like tenor. The Series B Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 8.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series B Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

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Section 7.2 Whom Deemed Absolute Owner

The Corporation may deem the Person in whose name the Series B Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series B Preferred Stock for the purpose of receiving payment of dividends on the Series B Preferred Stock, for the conversion of the Series B Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series B Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

Section 7.3 Register

The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series B Preferred Stock. Upon any transfer of the Series B Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of Series B Preferred Stock.

Section 7.4 Withholding

To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series B Preferred Stock.

Section 7.5 Headings

The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

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Section 7.6 Severability

If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.7 Effective Date

The Certificate of Designation is to become effective at 9:00 a.m. (Central Time) on the date of filing.

The resolution set forth above has been duly adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Thomas Johnson, Chairman, and attested by Lee Johnson, President and Secretary, as of this July 1, 2015.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on July 1, 2015.

DOT VN, INC.

By:	/s/ Thomas Johnson
Name:	Thomas Johnson, Chairman

By:	/s/ Lee Johnson
Name:	Lee Johnson, President and Secretary

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ANNEX I

FORM OF CONVERSION NOTICE

TO:	DOT VN, INC. 9449 Balboa Ave., Suite 103 San Diego, CA 92123

The undersigned owner of this 2015 Series B Convertible Preferred Stock (the "Series B Preferred Stock") issued by Dot VN, Inc. (the "Corporation") hereby irrevocably exercises its option to convert _______________ shares of the Series B Preferred Stock into shares of the common stock, par value $0.001 per share ("Common Stock"), of the Corporation in accordance with the terms of the Certificate of Designation and tenders one or more Series B Preferred Stock certificate(s) representing the shares to be converted. The undersigned hereby instructs the Corporation to convert the number of shares of the Series B Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 5 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Series B Preferred Stock, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series B Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series B Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and time: _____________________________

________________________________________

Signature

Please print name and address (including zip code number):

__________________________________________

__________________________________________

__________________________________________

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